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                                  PRESS RELEASE


FOR IMMEDIATE RELEASE                                CONTACT: Investor Relations
May 6, 2004                                                   804-217-5897

                               DYNEX CAPITAL, INC.
                           ANNOUNCES EARNINGS RELEASE,
                            CONFERENCE CALL DATE AND
                             STATUS OF TENDER OFFER


         Dynex Capital, Inc. (NYSE: DX) announced today that on Tuesday, May 11, 2004, it will release its first quarter 2004 results and preliminary results of the Company's tender offer set to expire on Monday, May 10, 2004 at 9:00 AM Eastern Daylight Time. The tender offer, pursuant to which the Company is offering to exchange new senior notes for shares of its existing Series A, Series B and Series C preferred stock, is part of an overall recapitalization plan of the Company approved by shareholders at special meetings held by the Company last week at its offices in Glen Allen, Virginia.

         The Company will hold a conference call on Wednesday, May 12, 2004 at 11:00 AM Eastern Daylight Time to discuss the first quarter results and the pro forma impact of the tender offer and the recapitalization plan. Shareholders can listen in on the call by dialing (800) 731-2911.

         As of 5:00 PM Eastern Daylight Time today, shareholders had tendered for approximately $1.3 million in senior notes, which is less than the minimum listing requirement of $5 million for the New York Stock Exchange. The Company has confirmed that the Exchange will not waive this minimum listing requirement, and unless additional senior notes are tendered for before the expiration of the tender offer on May 10, 2004, the senior notes will not be eligible for listing by the Company on a national exchange.

         In connection with the tender offer, the Company filed with the Securities and Exchange Commission an amended Schedule TO and related exhibits, including an offering circular, letters of transmittal and other related documents that have been mailed to holders of the Series A, Series B and Series C preferred stock.

         DYNEX CAPITAL URGES SHAREHOLDERS TO REVIEW THE OFFERING CIRCULAR, AMENDED SCHEDULE TO, AND OTHER RELATED DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BECAUSE THEY CONTAIN IMPORTANT INFORMATION RELATED TO THE TENDER OFFER AND THE RECAPITALIZATION TRANSACTION. THESE DOCUMENTS ARE AVAILABLE WITHOUT CHARGE ON THE SEC'S WEBSITE AT WWW.SEC.GOV. A FREE COPY OF THESE DOCUMENTS MAY ALSO BE OBTAINED FROM DYNEX CAPITAL OR ITS INFORMATION AGENT. SHAREHOLDERS SHOULD READ THE OFFERING CIRCULAR, SCHEDULE TO, AND RELATED INFORMATION CAREFULLY BEFORE MAKING ANY DECISION ON WHETHER TO TENDER THEIR SHARES IN THE EXCHANGE OFFER.

     Dynex Capital, Inc. is a financial services company that elects to be treated as a real estate investment trust (REIT) for federal income tax purposes. Additional information about Dynex Capital, Inc. is available at www.dynexcapital.com.

Note: This document contains "forward-looking statements" within the meaning of the Private Securities Litigation Act of 1995. The words "believe," "expect," "forecast," "anticipate," "estimate," "project," "plan," and similar expressions identify forward-looking statements that are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. The Company's actual results and timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements as a result of unforeseen external factors. These factors may include, but are not limited to, changes in general economic and market conditions, disruptions in the capital markets, fluctuations in interest rates, defaults by third-party servicers, the accuracy of subjective estimates used in determining the fair value of certain financial assets of the Company, the impact of recently issued financial accounting standards, increases in costs and other general competitive factors. For additional information, see the Company's Form 10-Ks and Form 10-Qs as filed with the Securities and Exchange Commission.

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